Exhibit 10.24

VISTA GOLD CORP.

7961 Shaffer Parkway    •    Suite 5    •    Littleton, CO USA 80127     •    Telephone: (720) 981-1185    •    Facsimile: (720) 981-1186

December 11, 2003

Mr. James (Jim) A. Currie
President
Luzon Minerals Ltd.
9th Floor, 555 Burrard Street
Box 273, Two Bentall Centre
Vancouver, British Columbia V7X 1M8

Dear Jim:

Agreement regarding Purchase and Sale of Amayapampa Gold Project

The purpose of this letter is to set out the terms on which Vista Gold Corp. ("Vista") would agree to sell to Luzon Minerals Ltd. ("Luzon"), and Luzon would agree to purchase, Vista's interest in the Amayapampa Gold Project (the "Amayapampa Project") located in Bolivia.

Effective as of the date this letter is agreed and accepted by Luzon (the "Effective Date"),(i) this letter is intended to and does create binding and enforceable legal agreements and obligations between Vista and Luzon with respect to the matters addressed herein, and (ii) the obligations of Vista and Luzon to conclude the transactions contemplated by this letter are subject only to the conditions outlined in paragraphs (a) to (d) of section 2 of this letter.

1.
Purchase Price.    Vista's interest in the Amayapampa Project, including all structures, equipment and improvements at the site and all equipment (including sewage treatment equipment) stored off-site, will be purchased by Luzon and sold by Vista on the following terms:

(a)
The aggregate purchase price will be comprised of U.S.$1,000,000, 2,050,000 common shares in the capital of Luzon ("Common Shares") and at Vista's election, up to U.S.$4,000,000, up to 5,200,000 Common Shares, or a combination of cash and shares (as described in subparagraph 1(a)(iv) below), and will be payable as follows:

(i)
As soon as possible after the Effective Date, Luzon will issue and deliver to or as directed by Vista 50,000 Common Shares.

(ii)
Within five days of the Effective Date, Luzon will pay to Vista $U.S.10,000.

(iii)
Unless Luzon has previously provided Vista with written notice of its intention not to proceed with the transactions contemplated by this letter, (A) on the first day of each of the months of January, February and March 2004, Luzon will pay to Vista U.S.$10,000, (B) on the first day of each of the months April and May 2004, Luzon will pay to Vista U.S.$15,000, and (C) on June 1, 2004, Luzon will pay to Vista U.S.$930,000 and issue to Vista 2,000,000 Common Shares.

    (iv)
    Unless prior to June 1, 2004 Luzon has provided Vista with written notice of its intention not to proceed with the transactions contemplated by this letter, within five days of the date that is the earlier of (A) January 1, 2006 or (B) the date that Luzon commences construction at the Amayapampa Project, Luzon will pay to Vista U.S.$4,000,000, or at Vista's option in lieu thereof, pay and issue to Vista cash and/or Common Shares in accordance with Schedule "A" to this letter.

    Luzon will not acquire ownership of Vista's interest in the Amayapampa Project until it has made all payments contemplated by this paragraph.

  (b)
  If Luzon completes its acquisition of the Amayapampa Project, Luzon will grant Vista a 3% net smelter return royalty where gold is at less than $450 per ounce and a 4% net smelter return royalty where gold is at $450 per ounce or more.

  (c)
  Luzon will undertake and complete the following by no later than June 1, 2004:

  (i)
  Update the feasibility study and produce a technical report in compliance with Canadian National Instrument 43-101 for the Amayapampa Project, such technical report to be completed regardless of whether Luzon elects not to complete the transactions contemplated by this letter.

  (ii)
  Enter into discussions with Ayllus and other local authorities in the vicinity of the Amayapampa Project to re-confirm the Social Contract signed by Vista and to ensure the local communities' cooperation in developing the Amayapampa Project.

  (iii)
  Seek the financing required to commence construction at the Amayapampa Project.

  (d)
  With respect to the Common Shares issued to Vista as payment of the purchase price:

  (i)
  each Common Share will be issued as a fully paid and non-assessable share in the capital of Luzon;

  (ii)
  notwithstanding the expiry of any hold period applicable under securities laws to the 2,000,000 Common Shares issued to Vista in accordance with subparagraph 1(a)(iii), Vista agrees that it will not trade or otherwise dispose of such shares for a period of 12 months following the date such shares are issued. The Common Shares issued to Vista in accordance with subparagraphs 1(a)(i) and (iv) will not be subject to any such additional hold period and subject to subparagraphs (d)(iii) and (iv) below, may be traded or otherwise disposed of by Vista at any time as permitted by applicable securities laws;

  (iii)
  if at any time Vista holds more than 10% of the outstanding Common Shares of Luzon and at such time receives an offer from an arm's length third party to purchase all or the majority of such shares, Vista agrees that it will not sell such shares to such party unless it has (A) first offered to sell such shares to Luzon on the same price and terms, and (B) Luzon has not accepted that offer within five business days of receiving notice thereof from Vista, provided that Luzon shall be deemed not to have accepted such offer if it has not delivered the purchase price to Vista in accordance with the terms of such offer within such five day period and that in no circumstances shall Vista be obligated to sell shares to Luzon unless such sale may be completed in compliance with all applicable laws; and

    (iv)
    Vista will use reasonable efforts to cause any disposition of Common Shares by it to completed in a manner that does not cause a substantial negative impact on the trading price of the Common Shares.

  (e)
  Luzon will acquire Vista's interest in the Amayapampa Project by purchasing all of the issued and outstanding shares of either Compania Inversora, Vista S.A. or Vista (Antigua) Corp.

2.
Conditions.    The obligation of the parties to conclude the transactions contemplated by this letter will be subject to a number of conditions, including without limitation, the following:

(a)
receipt of all necessary regulatory, shareholder or other approvals, and any consents required from third parties; and

(b)
completion of due diligence by Luzon with respect to the Amayapampa Project and the transactions contemplated by this letter by not later than June 1, 2004, the results of which shall be satisfactory to Luzon, in its sole discretion.

3.
Access to and Return of Information.    Immediately following execution and delivery of this letter by all parties, Vista agrees to provide Luzon, or its representatives, access to the books, records, financial statements, and other records and information relating to the Amayapampa Project and Vista's ownership interest therein, and all other information about the Amayapampa Project and Luzon's ownership interest therein reasonably requested by Luzon, to enable Luzon to complete its due diligence investigations with respect to the Amayapampa Project and Vista's ownership interest therein. Luzon agrees that it will use such information only for the purpose of enabling it to determine if it wishes to complete the transactions contemplated by this letter.

  If the transactions contemplated by this letter are not completed, Luzon agrees that it will promptly return or provide to Vista any information obtained by it in connection with its due diligence investigations (including any information provided to Luzon by Vista in accordance with this section) and will provide Vista with the technical report completed in accordance with section 1(c)(i).

4.
Due Diligence Investigations.    Luzon shall be under no obligation to continue with its due diligence investigations or to consummate the transactions contemplated by this letter if, at any time, the results of its due diligence investigation are not satisfactory to Luzon for any reason in its sole discretion.

5.
Expenses.    Both Vista and Luzon shal be responsible for payment of their own expenses, including legal and accounting fees, in connection with the transactions contemplated hereby, whether or not such transactions are completed.

6.
Non-Disclosure and Confidentiality.    Each party agrees that it will not, without the prior written consent of the other party, disclose publicly or to any third party the terms and conditions of this letter or the subsequent negotiations between the parties, except as required by law. In particular, each party agrees to provide the other with reasonable opportunity to review any proposed public disclosure with respect to this letter or the transactions contemplated thereby, including any decision by Luzon not to complete the transactions contemplated by this letter. If for any reason Luzon elects not complete the transactions contemplated by this letter, it will not disclose the reasons for its decision not to complete such transactions unless it is specifically required by law to do so. In addition, each party acknowledges that as part of the transactions contemplated by this letter, it may come into possession of material non-public information regarding the other party. Each party agrees to keep such information strictly confidential and to use such information only for purposes of the transactions contemplated in this letter. For greater certainty, nothing in this Section 6 shall prevent a party from disclosing confidential information about the other party to its own directors, officers, employees or advisors who need to know such information in order to assist such party in completing the transactions contemplated in this letter.

7.
Governing Law.    This letter shall be governed by and construed under the laws applicable in the Province of British Columbia, Canada.

8.
Survival.    The parties agree that sections 3, 4 and 6 shall survive any termination of this letter.

9.
Acceptance of Letter.    This letter shall be open for acceptance until 5:00 p.m. (Vancouver time) on Friday, December 12, 2003. If not accepted in writing prior to that time, this letter shall be considered withdrawn and null and void.

Yours truly,
VISTA GOLD CORP.
By:	/s/ RONALD J. MCGREGOR Ronald J. (Jock) McGregor President

Agreed to and accepted this 11th day of December, 2003

LUZON MINERALS LTD.

By:	/s/ JIM CURRIE Authorized Signatory
	Name:	Jim Currie
	Title:	President

SCHEDULE "A"
(Subparagraph 1(a)(iv))

Price (Cdn.$)[1]	Cash (U.S.$)	Common Shares
< $1.10	$0	5,200,000
$1.10 - 1.19	$200,000	4,940,000
$1.20 - 1.29	$400,000	4,680,000
$1.30 - 1.39	$600,000	4,420,000
$1.40 - 1.49	$800,000	4,160,000
$1.50 - 1.59	$1,000,000	3,900,000
$1.60 - 1.69	$1,200,000	3,640,000
$1.70 - 1.79	$1,400,000	3,380,000
$1.80 - 1.89	$1,600,000	3,120,000
$1.90 - 2.00	$1,800,000	2,860,000
> $2.00	$2,000,000	2,600,000

1
"Price" is the average closing price of the Common Shares on the TSX Venture Exchange (or such other principal stock exchange or market on which the Common Shares are listed or quoted) for the 30 trading days prior to the date referred to in subparagraph 1(a)(iv).

VISTA GOLD CORP.

7961 Shaffer Parkway    •    Suite 5    •    Littleton, CO USA 80127     •    Telephone: (720) 981-1185    •    Facsimile: (720) 981-1186

July 29, 2004

Jim Currie
President
Luzon Minerals Ltd.
9th Floor, 555 Burrard Street
Box 273, Two Bentall Centre
Vancouver, British Columbia V7X 1M8
Canada

Dear Jim:

This letter serves to formalize our agreement reached by telephone discussions to extend the option agreement ("Agreement") of December 11, 2003, and the extension ("First Extension") to August 1, 2004, dated May 28, 2004, between Vista Gold Corp. ("Vista") and Luzon Minerals Ltd. ("Luzon") for the sale of the Amayapampa Gold Project in Bolivia to Luzon. It is hereby agreed that the date for completion of those certain items specified in the Agreement to be completed by Luzon by June 1, 2004, which were extended by the First Extension to August 1, 2004, will hereby be extended to January 15, 2005. As soon as practicable following August 1, 2004, Luzon will issue Vista 200,000 common shares of Luzon (the "Shares"), said Shares to be non-refundable in the event Luzon elects not to proceed with the purchase, and to be in addition to all other amounts of shares and cash specified in the Agreement. Said Shares are to be non-restricted, with the exception of hold periods specified by Canadian securities regulations. In addition, Luzon will pay all holding costs for maintaining the Amayapampa Gold Project.

Sincerely,

/s/ MICHAEL B. RICHINGS Michael B. Richings President and CEO Vista Gold Corp.

Accepted:	/s/ JIM CURRIE	Date: July 30, 2004
Jim Currie President Luzon Minerals Ltd.

VISTA GOLD CORP.

7961 Shaffer Parkway    •    Suite 5    •    Littleton, CO USA 80127     •    Telephone: (720) 981-1185    •    Facsimile: (720) 981-1186

May 28, 2004

Jim Currie
President
Luzon Minerals Ltd.
9th Floor, 555 Burrard Street
Box 273, Two Bentall Centre
Vancouver, British Columbia V7X 1M8
Canada

Dear Jim:

This letter serves to formalize our agreement reached by email correspondence between representatives of our companies on May 21 and May 24, 2004, to extend the option agreement ("Agreement") of December 11, 2003, between Vista Gold Corp. ("Vista") and Luzon Minerals Ltd. ("Luzon") for the sale of the Amayapampa Gold Project in Bolivia to Luzon. It is hereby agreed that the date for completion of those certain items specified in the agreement to be completed by Luzon by June 1, 2004, will be extended to August 1, 2004. Luzon will pay Vista U.S.$15,000 per month payable on the first day of each of the months of June and July 2004, said amounts to be non-refundable in the event Luzon elects not to proceed with the purchase, and to be credited towards the initial purchase payment of U.S.$1,000,000.

Sincerely,
/s/ MICHAEL B. RICHINGS Michael B. Richings President and CEO Vista Gold Corp.

Accepted:	/s/ JIM CURRIE	Date: May 28, 2004
Jim Currie President Luzon Minerals Ltd.